                                                                   EXHIBIT 10.10


                                 AMBRYX INC.
                            CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") is made on the 15th day of April, 1999 between Ambryx Inc., a Delaware corporation with its principal place of business in San Diego, California (the "Company"), and LUBERT STRYER, M.D. of Stanford, California (the "Consultant"), a Professor at Stanford University (the "University"), and is effective when executed by both parties (the "Effective Date").

     The Company is engaged in the discovery, development, and commercialization of modulators of chemosensory signaling, including olfactory receptors, vomeronasal receptors and taste receptors (the "Field"). The Consultant has extensive experience in biological signaling, and the Company seeks to benefit from the Consultant's expertise by retaining the Consultant as a consultant and as a member of the Company's Scientific Advisory Board. The Consultant wishes to perform consulting services in the Field for the Company. Accordingly, the Company and the Consultant agree as follows:

     1.     SERVICES.
            (a) The Consultant shall provide consulting services to the Company with respect to matters related to the Field. Consultation may be sought by the Company over the telephone, in person at the Company's offices or through written correspondence and will involve: (i) acting as a member of the Company's Scientific Advisory Board; (ii) reviewing activities and developments in the Field in a manner which is reasonable and necessary under the circumstances, including but not limited to the Company's core technology; (iii) determining initial targets for products for the Company;
(iv) interacting with the Company's scientists and providing advice to the Company on strategic scientific direction; and (v) advising on the selection, recruitment and qualifications of consultants and full-time personnel for the Company.

            (b) Upon request by the Company, and at times mutually agreed upon by the Company and the Consultant, the Consultant shall devote not less than 30 days (as requested by the Company) annually to providing consulting services to the Company pursuant to this Agreement.

            (c) The Consultant shall be engaged by the Company as a consultant for the exchange of ideas only and shall not direct or conduct research for or on behalf of the Company.

            (d) The Company acknowledges that the Consultant is a member of the faculty of the University; that the Consultant is subject to its policies, as they may be revised from time to time, including, among others, policies concerning consulting, conflicts of interest, and intellectual property; and that any provision of this Agreement that conflicts with those policies shall be null and void, and without force or effect. The Consultant hereby represents and


                                       1.

warrants to the Company that prior to the date of this Agreement, the Consultant has provided the Company with copies of all applicable agreements with the University and consulting policies of the University (Schedule A) and further covenants that he will, during the term of this Agreement, provide the Company with copies of any revisions to such agreements and policies.

     2. COMPENSATION. As consideration for the consulting services provided by the Consultant, the Company shall pay to the Consultant:

            (a) A monthly retainer of six thousand two hundred fifty dollars ($6,250), payable monthly in advance for each month during the term of this agreement, which amount shall be pro-rated for any partial month of service hereunder.

            (b) In addition to the foregoing amount, the Company shall promptly reimburse the Consultant for all reasonable documented expenses incurred by the Consultant in providing consulting services under this Agreement.

     3. COMPETITION. The Consultant represents to the Company that the Consultant does not have any agreement to provide consulting services to any other party, firm or company in the Field. During the term of this Agreement, the Consultant shall not consult for any entity other than the Company in the Field. The Consultant's current consulting relationships with other companies are listed in Schedule B. The Company acknowledges and agrees, however, that nothing in this Agreement shall affect the Consultant's obligations to, or research on behalf of, the University, including, without limitation, obligations or research of the Consultant in connection with a transfer by the Institute or the University of materials or intellectual property developed in whole or in part by the Consultant, or in connection with research collaborations, provided that Consultant shall promptly provide the Company with notice of any such obligation or research within the Field as they may arise from time to time.

     4.     CONFIDENTIALITY.

            (a) The Consultant shall not make available to the Company any information concerning research activities carried out in University laboratory, or the results thereof or intellectual property arising therefrom, except for information, results or property available generally to the scientific community at large through published reports or otherwise, and information necessary or desirable to utilize intellectual property licensed by the Company from the University or the Institute.

            (b) In providing consulting services to the Company pursuant to this Agreement, the Consultant may acquire information that pertains to the Company's products, processes, equipment, programs, developments, technology, collaborations, business, operations, employees, financial condition or plans and that is disclosed or made known by the Company to the Consultant, or generated by the Consultant in the course of performing services hereunder ("Proprietary Information"). The Consultant agrees not to disclose any Proprietary Information to third parties or to use any Proprietary Information for any purpose other than performance of consulting services pursuant to this Agreement, without prior written consent of the Company (which the Company, in its sole discretion, may withhold).


                                       2.

            (c) Proprietary Information subject to Section 4(b) does not include information that: (i) is or later becomes available to the public through no breach of this Agreement by the Consultant; (ii) is lawfully obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date this Agreement becomes effective, as documented by the Consultant's written records; or (iv) is required to be disclosed by law, government regulation or court order, provided that the Consultant shall give the Company prompt written notice (and in any event prior to any disclosure) in the event that the Consultant believes that he is required by law, government regulation or court order to disclose such information and that the Consultant shall use all reasonable efforts to limit the scope of such disclosure and to obtain confidential treatment of disclosed information by the recipient thereof. In addition, Proprietary Information subject to
Section 4(b) does not include information generated by the Consultant unless the information (i) is generated as a direct result of the performance of consulting services under this Agreement and (ii) is not generated in the course of the Consultant's activities as University faculty member.

     5. RETURN OF MATERIALS. The Consultant agrees to promptly return, following any termination of this Agreement or upon earlier request by the Company, all drawings, tracings, and written materials (and all copies or reproductions thereof) in the Consultant's possession and (i) supplied by the Company in conjunction with the Consultant's consulting services under this Agreement or (ii) generated by the Consultant in the performance of consulting services under this Agreement and not generated in the course of the Consultant's activities as an Institute employee or University faculty member.

     6.     INTELLECTUAL PROPERTY.

            (a) Subject to the terms of Section 6(b), below, the Consultant hereby assigns to the Company all right, title, and interest he may have in any invention, discovery, improvement, or other intellectual property which (i) the Consultant develops as a direct result of performing consulting services for the Company under this Agreement and (ii) not the result of any of the Consultant's activities as a University faculty member. Any intellectual property described by the preceding sentence is hereinafter referred to as "Company Intellectual Property". Upon the request of the Company, the Consultant shall execute such further assignments, documents and other instruments as may be necessary to assign Company Intellectual Property to the Company and shall provide all reasonable assistance to the Company in the Company's applying for, obtaining and enforcing patents or other rights in the United States and in any foreign country with respect to any Company Intellectual Property. The Company will bear the cost of preparation of all patent or other applications and assignments, and the cost of obtaining and enforcing all patents and other rights to Company Intellectual Property.

            (b) The Company shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement or other intellectual property whatsoever, whether or not publishable, patentable or copyrightable, which either (i) is developed as a result of a program of research financed, in whole or in part, by funds under the control of the University, or (ii) arises, directly or indirectly, in connection with, or as an extension of, research conducted by, in, or under the direction of, the laboratories of the University.


                                       3.

     7. DEFENSE AND INDEMNIFICATION. The Company agrees, at its sole expense, to defend the Consultant against, and to indemnify and hold the Consultant harmless from, any claims or suits by a third party against the Consultant, or any liabilities or judgments based thereon, either arising from the Consultant's performance of services for the Company under this Agreement or arising from any Company products which result from the Consultant's performance of services under this Agreement, except to the extent such claims, suits, liabilities or judgments are based on the gross negligence, dishonesty or gross or willful misconduct of the Consultant.

     8.     TERM AND TERMINATION.

            (a) The term of this Agreement shall commence on the Effective Date and terminate upon the earliest to occur of the following:

                    (i) Termination by the Company in the event of the Consultant's gross negligence, gross misconduct, dishonesty or willful and material breach of this Agreement ("cause") and the Consultant's failure to remedy any such breach within thirty (30) days of receipt of written notice from the Company of such breach;

                    (ii) Dissolution or cessation of business of the Company;

                    (iii) Thirty (30) days after the Consultant's death or disability. As used in this Agreement, the term "disability" shall mean inability, due to physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any three hundred sixty (360) day period to perform the services contemplated under this Agreement; or

                    (iv) sixty (60) days after written notice of termination is delivered by either party to the other.

            (b) Termination of this Agreement shall not affect: (i) the Company's obligation to pay for services previously performed by the Consultant or expenses reasonably incurred by the Consultant for which the Consultant is entitled to reimbursement under Section 2, above; (ii) the Company's obligations to recognize the priority of University intellectual property rights under Section 6(b), above; (iii) the Company's obligations to recognize the priority of University intellectual obligations and to defend and indemnify the Consultant under Section 7 above; or (iv) the Consultant's continuing obligations to the Company under Sections 4(b), 5 and 6(a) above.

     9.    MISCELLANEOUS.

           (a) This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such state, and shall inure to the benefit of and be binding upon the respective heirs, executors, successors, representatives and assigns of the parties, as the case may be; provided, however, that the Consultant's obligations hereunder are personal and may not be assigned without the express written consent of the Company.

                                       4.

           (b) The relationship created by this Agreement shall be that of independent contractor, and the Consultant shall have no authority to bind or act as agent for the Company or its employees for any purpose.

           (c) The Company will not use the Consultant's name in any promotional, advertising, marketing, or other literature without prior written consent from the Consultant, except as may be required pursuant to applicable securities or other laws.

           (d) The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and, assuming due and valid execution by the Consultant, will be a valid and legally binding obligation of the Company, subject to no conflicting agreements except as set forth in Schedule A from time to time.

           (e) Notice or payments given by one party to the other hereunder shall be in writing and deemed to have been properly given or paid if deposited with the United States Postal Service, registered or certified mail, addressed as follows:



                   COMPANY:

                   Ambryx Inc.
                   4365 Executive Drive
                   San Diego, CA 92121



                   CONSULTANT:

                   Lubert Stryer, M.D.
                   843 Sonoma Terrace
                   Stanford, California 94305



           (f) This Agreement replaces all previous agreements and the discussions relating to the subject matters hereof and constitutes the entire agreement between the Company and the Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer or representative of the Company, or by any written documents unless it is signed by an officer of the Company and by the Consultant.

           (g) The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 4, 5, 6 and 8 hereof. In the event of a violation by the Consultant of such Sections, the Company shall have the right to obtain injunctive or other


                                       5.

similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.



     IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first stated above.


                                       AMBRYX INC.


                                       By:  /s/ Paul A. Grayson
                                          -------------------------------------
                                          Paul A. Grayson
                                          President and Chief Executive Officer


                                       CONSULTANT:


                                       By:  /s/ Lubert Stryer, M.D.
                                          -------------------------------------
                                          Lubert Stryer, M.D.


                                       6.